EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



              SILGAN HOLDINGS REPORTS STRONG FIRST QUARTER EARNINGS
                  AND CONFIRMS FULL YEAR 2005 EARNINGS ESTIMATE


STAMFORD, CT, April 28, 2005-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported first quarter 2005 net income of $12.9 million, or $0.69 per diluted share, as compared to first quarter 2004 net income of $11.1 million, or $0.60 per diluted share.

"We are pleased with the financial performance of the business for the quarter and are off to a solid start for the year," said Phil Silver, Co-Chairman and Co-CEO. "Our performance was anchored by strong operating results in metal food cans, continued year-over-year improvement in our metal closure product line and benefits from our debt reduction program. However, we were adversely impacted by tepid demand in our plastic container business and continued inflation in resin costs," added Mr. Silver. "On balance, we maintain our positive operational outlook and thereby confirm our 2005 earnings estimate," Mr. Silver concluded.

Net sales for the first quarter of 2005 were $530.0 million, an increase of $11.7 million, or 2.3 percent, as compared to $518.3 million for the same period in 2004. This increase was primarily


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SILGAN HOLDINGS
April 28, 2005
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due to higher average  selling prices  resulting from the pass through of higher raw material costs in both the metal food container and plastic container businesses, partially offset by volume declines in both businesses.

Income from operations for the first quarter of 2005 was $33.6 million, an increase of $0.1 million, as compared to $33.5 million for the first quarter of 2004. This increase was primarily due to higher income from operations and improved margins in the metal food container business resulting principally from manufacturing gains in both metal food cans and closures and a favorable food can product mix. These benefits were largely offset by lower income from operations in the plastic container business, resulting principally from reduced volumes and resin inflation. The Company also experienced higher selling, general and administrative costs primarily related to the Sarbanes-Oxley Act.

Interest and other debt expense for the first quarter of 2005 was $12.3 million, a decrease of $2.9 million as compared to the same period in 2004. This decrease was primarily due to lower average borrowings as a result of the pay down of $161 million of debt in the fourth quarter of 2004 as part of an ongoing debt reduction initiative.

Metal Food Containers

Net sales of the metal food container business were $374.1 million for the first quarter of 2005, an increase of $1.2 million, or 0.3 percent, over the first quarter of 2004 primarily as a result of higher average selling prices due to the pass through of higher material costs and an improved product mix partially offset by a decline in volumes in the first quarter of 2005. The unit volume decline in the first quarter of 2005 was anticipated and largely attributable to the impact of stronger demand in the fourth quarter of 2004 and certain low margin business that was not retained upon a contract renewal in late 2004.

Income from operations of the metal food container business increased in the first quarter of 2005 to $27.2 million as compared to $21.1 million for the same period in 2004, and operating margin increased to 7.3 percent from 5.7 percent over the same periods. These increases were principally due to the effect of an improved mix of products sold as well as continued benefits

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SILGAN HOLDINGS
April 28, 2005
Page 3


from rationalization and integration activities at our manufacturing facilities, partially offset by the impact of lower volumes.

Plastic Containers

Net sales of the plastic container business were $155.9 million in the first quarter of 2005, an increase of $10.5 million, or 7.2 percent, as compared to the first quarter of 2004. This increase was primarily a result of higher average selling prices due to the pass through of increased resin costs, partially offset by lower demand overall including lower sales resulting from a year-over-year inventory correction relating to a customer's recent product launch.

Income from operations of the plastic container business for the first quarter of 2005 was $9.2 million as compared to $13.9 million in the first quarter of 2004, and operating margin decreased to 5.9 percent from 9.6 percent over the same periods. Income from operations and operating margin in the first quarter of 2005 were negatively impacted by lower sales as discussed above and resin inflation.

Dividend

On March 15, 2005, the Company paid a quarterly cash dividend in the amount of $0.20 per share to holders of record of common stock of the Company on March 1, 2005. This dividend payment aggregated $3.7 million.

On April 27, 2005, the Board of Directors declared a $0.20 per share quarterly cash dividend, payable on June 15, 2005 to holders of record of common stock of the Company on June 1, 2005.

Outlook for 2005

The Company confirmed its earnings estimate for 2005 in the range of $4.50 to $4.80 per diluted share. This estimate does not include the impact of potential rationalization actions which the Company currently has under review. Any decision on these actions will be based on compelling cash-on-cash returns. The Company expects continued positive results from its metal food container business resulting from an improved product mix, productivity initiatives and benefits derived from capital spending. Given the first quarter 2005 results of the plastic container

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SILGAN HOLDINGS
April 28, 2005
Page 4


business and continued uncertainty regarding customer demand, the Company now expects operating income in this business to be below 2004 levels. The Company anticipates interest expense for the full year 2005 to be lower than 2004. However, interest expense is expected to be higher in the second half of 2005 as compared to 2004 as a result of anticipated increases in market rates.

The Company expects net income per diluted share for the second quarter of 2005 to be in the range of $0.85 to $1.05, as compared to net income per diluted share of $0.98 in the second quarter of 2004.

The Company also reiterated that, in the absence of compelling acquisitions, it anticipates further reducing debt by approximately $100 million in 2005, and completing its three-year $200 to $300 million debt reduction initiative in 2006.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2005 at 11:00 a.m. eastern time on Thursday, April 28, 2005. The toll free number for domestic callers is (800) 811-0667, and the number for international callers is (913) 981-4901. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on May 9, 2005. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is
(719) 457-0820. The pass code is 4613244.

                                     * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of $2.4 billion in 2004. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

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SILGAN HOLDINGS
April 28, 2005
Page 5


Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2004 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                         For the quarter ended March 31,
                 (Dollars in millions, except per share amounts)



                                                           2005         2004
                                                           ----         ----

Net sales .........................................       $530.0       $518.3

Cost of goods sold ................................        467.8        456.1
                                                          ------       ------

     Gross profit .................................         62.2         62.2

Selling, general and administrative expenses ......         28.3         27.7

Rationalization charges ...........................          0.3          1.0
                                                          ------       ------

     Income from operations .......................         33.6         33.5

Interest and other debt expense ...................         12.3         15.2
                                                          ------       ------

     Income before income taxes ...................         21.3         18.3

Provision for income taxes ........................          8.4          7.2
                                                          ------       ------

     Net income ...................................       $ 12.9       $ 11.1
                                                          ======       ======

Earnings per share:
     Basic net income per share ...................        $0.70        $0.61
     Diluted net income per share .................        $0.69        $0.60

Cash dividends per share ..........................        $0.20        $ --

Weighted average shares (000's):
     Basic ........................................       18,461       18,308
     Diluted ......................................       18,750       18,568





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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)



                                                          2005          2004
                                                          ----          ----
Net sales:
     Metal food containers .....................         $374.1        $372.9
     Plastic containers ........................          155.9         145.4
                                                         ------        ------
         Consolidated ..........................         $530.0        $518.3
                                                         ======        ======

Income from operations:
     Metal food containers(a) ..................         $ 27.2        $ 21.1
     Plastic containers(b) .....................            9.2          13.9
     Corporate .................................           (2.8)         (1.5)
                                                         ------        ------
         Consolidated ..........................         $ 33.6        $ 33.5
                                                         ======        ======



                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)


                                                           March 31,    March 31,    Dec. 31,
                                                             2005         2004         2004
                                                             ----         ----         ----
Assets:
     Cash and cash equivalents ........................    $   34.7     $   18.5     $   35.4
     Current assets ...................................       637.4        637.1        520.5
     Property, plant and equipment, net ...............       785.6        811.9        792.9
     Other assets, net ................................       250.3        259.0        248.4
                                                           --------     --------     --------
         Total assets .................................    $1,708.0     $1,726.5     $1,597.2
                                                           ========     ========     ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ..............    $  270.7     $  254.7     $  322.6
     Current and long-term debt .......................       992.7      1,142.1        841.7
     Other liabilities ................................       223.1        198.0        225.5
     Stockholders' equity .............................       221.5        131.7        207.4
                                                           --------     --------     --------
         Total liabilities and stockholders' equity ...    $1,708.0     $1,726.5     $1,597.2
                                                           ========     ========     ========


(a) Includes rationalization charges of $0.7 million in 2004.
(b) Includes rationalization charges of $0.3 million in each of 2005 and 2004.